Exhibit 24
POWER OF ATTORNEY
Unisys Corporation
Annual Report on Form 10-K
for the year ended December 31, 2024
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby make, constitute and appoint PETER A. ALTABEF, DEBRA MCCANN and KRISTEN PROHL , and each one of them severally, such person's true and lawful attorneys-in-fact and agents, for such person and in such person’s name, place and stead, to sign the Unisys Corporation Annual Report on Form 10-K for the year ended December 31, 2024, and any and all amendments thereto and to file such Annual Report on Form 10-K and any and all amendments thereto with the Securities and Exchange Commission, and does hereby grant unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as said person might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents and each of them may lawfully do or cause to be done by virtue hereof.
Dated: February 18, 2025

/s/ Peter A. Altabef	/s/ Paul E. Martin
Peter A. Altabef	Paul E. Martin
Chair and Chief Executive Officer	Director

/s/ Nathaniel A. Davis	/s/ Regina M. Paolillo
Nathaniel A. Davis	Regina M. Paolillo
Director	Director

/s/ Matthew J. Desch	/s/ Troy K. Richardson
Matthew J. Desch	Troy K. Richardson
Director	Director

/s/ Philippe Germond	/s/ Lee D. Roberts
Philippe Germond	Lee D. Roberts
Director	Director

/s/ Deborah Lee James	/s/ Roxanne Taylor
Deborah Lee James	Roxanne Taylor
Director	Director

/s/ John A. Kritzmacher
John A. Kritzmacher
Director